Company Presentation

September 2021

AIM ImmunoTech

Forward-Looking Statements

Some of the statements included in this presentation may be forward-looking statements that involve a number of risks and uncertainties. Among other things, for those statements, we claim the protection of safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements set forth in this presentation speak only as of the date of this presentation. We do not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. We are in various stages of seeking to determine whether Ampligen will be effective in the treatment of multiple types of viral diseases, cancers, and immune-deficiency disorders and the presentation sets forth our current and anticipated future activities. These activities are subject to change for a number of reasons. Significant additional testing and trials will be required to determine whether Ampligen will be effective in the treatment of these conditions. Results obtained in animal models do not necessarily predict results in humans. Human clinical trials will be necessary to prove whether or not Ampligen will be efficacious in humans. No assurance can be given as to whether current or planned clinical trials will be successful or yield favorable data and the trials are subject to many factors including lack of regulatory approval(s), lack of study drug, or a change in priorities at the institutions sponsoring other trials. In addition, initiation of planned clinical trials may not occur secondary to many factors including lack of regulatory approval(s) or lack of study drug. Even if these clinical trials are initiated, we cannot assure that the clinical studies will be successful or yield any useful data or require additional funding. Some of the world's largest pharmaceutical companies and medical institutions are racing to find a treatment for COVID-19. Even if Ampligen proves effective in combating the virus, no assurance can be given that our actions toward proving this will be given first priority or that another treatment that eventually proves capable will not make our efforts ultimately unproductive. We recognize that all cancer centers, like all medical facilities, must make the pandemic their priority. Therefore, there is the potential for delays in clinical trial enrollment and reporting in ongoing studies. No assurance can be given that future studies will not result in findings that are different from those reported in the studies referenced in the presentation. Operating in foreign countries carries with it a number of risks, including potential difficulties in enforcing intellectual property rights. In addition, many countries, including Argentina, are dealing with COVID-19 outbreaks and have made that their primary focus. We believe that this may be delaying our commercialization of Ampligen in Argentina until COVID-19 is more under control. We cannot assure that our potential foreign operations will not be adversely affected by these risks.

Please review the "Risk Factors" section in our latest annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. Our filings are available at www.aimimmuno.com. The information found on our website is not incorporated by reference into this presentation and is included for reference purposes only.

AIM ImmunoTech

AIM is an immuno-pharma company focused on the research and development of therapeutics to treat multiple types of viral diseases, cancers, and immune-deficiency disorders.

AIM's flagship products are Ampligen (rintatolimod) and Alferon N Injection.

Ampligen is being evaluated as a potential treatment for myalgic encephalomyelitis/ chronic fatigue syndrome (ME/CFS), COVID-19 in cancer patients, Long COVID-19, Post-COVID-19 Cognitive Dysfunction (PCCD), and multiple types of cancers.

Alferon is a natural interferon that is approved in the U.S. for the treatment of refractory or recurrent external genital warts in patients ages 18 or older.



Product Pipeline of FDA- and EMA-Authorized Trials

Ampligen is being studied in multiple clinical settings with human subjects in the United States and the European Union. Additionally, it is approved as a treatment for ME/CFS in Argentina.

Phase 1

- P1 Early-Stage Triple-Negative Breast Cancer - Chemokine Modulatory Regimen plus Neoadjuvant Chemo
- P1 Intranasal Administration of Ampligen in Healthy Volunteers

Phase 2

- P1/2 Advanced Recurrent Ovarian Cancer - Chemokine Modulatory Regimen
- P1/2 Advanced Recurrent Ovarian Cancer - In Combination w/Pembrolizumab
- P1/2 Cancer with COVID-19 - In combination w/Interferon Alpha-2b, and as Ampligen alone
- P1/2 Metastatic Triple-Negative Breast Cancer - Chemokine Modulatory Regimen
- P2 Early-Stage Prostate Cancer - In Combination w/Intron A
- P2a Human Challenge Study - Respiratory Viral Prophylaxis
- P2a Metastatic Colorectal Cancer - Chemokine Modulatory Regimen

Phase 3

- ME/CFS - AMP-516 - Single Agent Ampligen

EAP

- EU - Pancreatic Cancer (Early Access Program)
- US - AMP-511 - Single Agent Ampligen - Compassionate Care for ME/CFS including chronic fatigue associated with Long COVID (Expanded Access Program)

Upcoming Milestones and Value Drivers

2021-22

- Seek FDA authorization for a confirmatory trial in ME/CFS based upon our existing New Drug Application and then file the response to Complete Response Letter with data from the confirmatory trial
- Initiate Phase 2 Clinical Trials of Ampligen as intranasal and intravenous therapies for Post-COVID-19 Cognitive Dysfunction (PCCD)
- Initiate Phase 2 Clinical trials of Ampligen as intranasal and intravenous therapies for early-onset COVID-19
- Report initial Long COVID results from AMP-511 study
- Publication of Phase 1/2 data in Advanced Recurrent Ovarian Cancer
- Report detailed intranasal safety data on Ampligen in healthy volunteers
- Initiate Phase 2a Human Challenge Trial of Ampligen as a potential broad-spectrum respiratory virus prophylaxis
- Publication of detailed data from Pancreatic Cancer EAP
- Seek FDA IND authorization of a Phase 2 Pancreatic Cancer Clinical Trial, and then initiate trial; Seek equivalent from EMA
- Seek FDA IND authorization of a Phase 2 Advanced Recurrent Ovarian Cancer Clinical Trial, and then initiate trial
- U.S. Phase 2 interim report on the combination treatment of Ampligen and pembrolizumab in Advanced Recurrent Ovarian Cancer
- Expand Phase 2 Cancer with COVID-19 Clinical Trial for Ampligen as a treatment for Acute COVID-19 to broaden patient population
- Seek Ampligen FDA fast-track or breakthrough status in Pancreatic Cancer
- Seek Ampligen FDA fast-track or breakthrough status in Advanced Recurrent Ovarian Cancer
- Publication of data from Clinical Trial of Metastatic Triple Negative Breast Cancer
- Publication of data from Clinical Trial of Metastatic Colorectal Cancer

2022-24

- If data supports, seek New Drug Application approvals in ME/CFS, COVID-induced CF, Advanced Pancreatic Cancer, Advanced Ovarian Cancer, and PCCD

AIM's Areas of Emphasis

- Immuno-oncology
- Virology
- ME/CFS & PCCD

AIM and Immuno-oncology

How can a single drug work on a broad spectrum of tumor types?

Ampligen is a selective activator of the TLR3 pathway. Ampligen has great potential as a single-agent therapeutic and may potentially enhance the performance of checkpoint inhibitors, and the drug's "mechanism of action" appears ideally suited to boost the efficacy of PD-1 and PD-L1 checkpoint inhibitors.

Clinical findings indicate that Ampligen is able to reprogram the tumor microenvironment by inducing the anti-tumor beneficial aspects of inflammation by attracting killer T cells into the tumor microenvironment, without amplifying immune suppressive elements such as regulatory T cells.

In other words, Ampligen shows considerable promise priming the environment for tumor eradication by converting so-called "cold" tumors, which are more difficult to treat, into "hot" tumors, which have a better chance of being treated by both the immune system and checkpoint blockade therapies.

This makes Ampligen a promising potential immunotherapy for a variety of tumor types.

Ampligen Immuno-oncology Clinical Trials Initiated / Ongoing in the U.S.

- Advanced Recurrent Ovarian Cancer (2 trials)
- Stage 4 Metastatic Triple Negative Breast Cancer
- Stage 4 Colorectal Cancer Metastatic to the Liver
- Early-Stage Prostate Cancer
- Early-Stage Triple Negative Breast Cancer

Early Access Program (EAP) with Ampligen as a Treatment in Late-Stage Pancreatic Cancer Shows Statistically Significant Increased Overall Survival Compared to Historical Controls

Site: Erasmus University, The Netherlands, conducted by Professor Casper van Eijck

Eligibility: Adults with metastatic or locally advanced pancreatic carcinoma following FOLFIRINOX

Survival Data:

- Median overall survival (OS) was 19.0 months in the Ampligen cohort compared to 12.0 months for a well-matched historical control group (p=0.035)
- The 19.0 months OS represents a 7.9 month increase survival benefit compared to the current standard of care using FOLFIRINOX followed by gemcitabine, which yields 11.1 months overall survival

Result: In this unblinded, historically-controlled study of advanced pancreatic cancer patients, Ampligen following FOLFIRINOX resulted in statistically significant longer survival



Based upon these data showing a 7.9 month survival benefit, both the FDA and the EMA granted the Orphan Drug Designation to Ampligen for Pancreatic Cancer

United States – U.S. Food and Drug Administration

- The Orphan Drug Designation program provides orphan status to drugs and biologics which are defined as those intended for the treatment, prevention or diagnosis of a rare disease or condition, which is one that affects less than 200,000 persons in the United States or meets cost recovery provisions of the act. The status helps incentivize the treatment of therapies to treat unmet medical needs by providing a company with seven years of exclusivity rights once a drug reaches market.

European Union – European Medicines Agency (EMA)

- Medications that have been designated as Orphan products by the EMA, once commercially approved in the European Union, receive benefits including up to ten years of protection from market competition from similar medicines with similar active component and indication for use that are not shown to be clinically superior.

FOCUS:

AIM's Planned Next Steps for Cancer Therapy Development

AIM intends to narrow its focus to trials and activities that have the shortest path to FDA and EMA drug approval - in other words, to put its energy into the tasks where clinical results suggest an opportunity for expedited success. These potential trials would be AIM-sponsored and AIM-funded.

1. FDA and/or EMA Phase 2 Pancreatic Cancer Trials
   - We are developing a protocol design and schema in consultation with Amarex Clinical Research, Buffet Cancer Center, and Erasmus Medical Center. We then plan to develop a full protocol with Amarex and obtain regulatory approval to initiate a Phase 2 clinical trial of Ampligen in the United States and/or the European Union.
2. We plan to develop a Phase 2 Cisplatin Resistant Advanced Recurrent Ovarian Cancer Clinical Study utilizing Ampligen at the University of Pittsburgh.
3. Working with Amarex and based upon available data we plan to request FDA "fast-track" and "breakthrough" designations for Ampligen as a therapy for pancreatic cancer.

Narrowing AIM's Short-term Clinical Trial Plans

After internal discussions with investigators, AIM has determined that it will reduce priority at this time for some of our previously planned, but not yet initiated, trials:

1. A colorectal carcinoma trial
2. A proposed brain metastatic triple-negative breast cancer trial
3. A proposed non-small cell lung cancer trial
4. And, a yet-to-be-initiated urothelial, melanoma and renal cell carcinoma trial

After lengthy discussions with Roswell Park, AIM has determined that it is not in its stockholders' best interests to relinquish "Third-Party Beneficiary" rights to any of AIM's pre-existing Intellectual Property without appropriate compensation and licensing terms. This business decision has created an impasse which means AIM has no current plans to move forward with certain planned — but not yet initiated — trials at Roswell Park.

Furthermore, unlike pancreatic cancer and advanced recurrent ovarian cancer, these previous planned studies are not on AIM's near-term critical path for future New Drug Applications. Therefore, these will only become a priority after we accomplish our near-term goals related to pancreatic cancer and advanced recurrent ovarian cancer where data supports priority status.



AIM and Virology

How can a single drug work on a broad spectrum of viruses?

Ampligen is an immuno-modulator that can help the body mount a potentially broad-spectrum immune system response through the toll-like receptor 3 (TLR3) pathways, which are among the primary pathways for antiviral protection.

Ampligen does not work directly on a virus. Instead, it works through antiviral pathways which have evolved over millions of years. The efficacy of a drug that activates these pathways is not expected to be impacted by mutations in a virus (like the ones currently occurring in SARS-CoV-2, the cause of COVID-19). For this reason, Ampligen may be active against both original and new viral strains as they are created during a pandemic.

Ampligen has demonstrated antiviral activity against a broad spectrum of viruses, including Herpes viruses, Alphaviruses, Coronaviruses and Filoviruses. Additionally, Ampligen has shown a survival benefit against Alphaviruses, Coronaviruses, Filoviruses and Paramyxoviruses in animal models.

This makes Ampligen a promising potential immunotherapy for a variety of respiratory viruses.



Ampligen and COVID-19: Potential prophylaxis for first responders and potential early-onset therapeutic for SARS-CoV-2 and other respiratory virus exposures

- Ampligen is a broad-spectrum antiviral.
- In animal studies, Ampligen demonstrated complete protection (100% survival) against SARS-CoV-1, Ebola virus, Western Equine Encephalitis virus and Herpes Simplex virus.
- The SARS-CoV-2 virus - the cause of the ongoing COVID-19 pandemic - shares important and compelling genomic and pathogenic similarities with SARS-CoV-1.
- On August 27, 2020, AIM announced that it had identified an effective *in vitro* model at The Institute for Antiviral Research at Utah State University for testing Ampligen. The results show that Ampligen was able to decrease SARS-CoV-2 infectious viral yields by 90% at clinically achievable intranasal Ampligen dosage levels. This result supports AIM's goal of developing an intranasal prophylactic approach using Ampligen to prevent respiratory viral infections.
- The Utah State results created a compelling case for clinical trials to evaluate Ampligen as a potential prophylactic and early-onset treatment for COVID-19. Subsequently, all subjects have completed treatment in a Phase 1 clinical study to assess the safety, tolerability and biological activity of Ampligen as a potential intranasal therapy. A total of 40 healthy subjects received either Ampligen or a placebo in the trial, with Ampligen given at four escalating dosages across four dosage cohorts, to a maximum level of 1,250 micrograms. No Severe Adverse Events were observed at any dosage level.
- Commencing in Q4 2021, a Human Challenge Trial using strains of rhinovirus and influenza with the goal of demonstrating Ampligen's impact as a broad-spectrum intranasal prophylactic therapy is planned. On July 8, 2021, AIM executed a Reservation and Start-up Agreement with hVIVO to conduct this trial.



Current Antiviral Trials

In addition to the planned Human Challenge Trial, AIM is working with Roswell Park Comprehensive Cancer Center on a Phase 1/2 clinical trial of Ampligen (clinicaltrials.gov/NCT04379518) to test the safety and effectiveness of Ampligen to clear the SARS-CoV-2 virus from the upper airway in patients with cancer and mild-to-moderate COVID-19.

Unlike other drugs tailored to combat specific diseases, Ampligen targets and amplifies the natural immune system pathways that fight viruses, meaning that Ampligen delivered via an intranasal device could be an effective preventive therapy for people who may be exposed to, or have recently been exposed to, a respiratory virus such as influenza, or even common coronaviruses and rhinoviruses (like the common cold). Furthermore, success against these common viruses could also indicate that an Ampligen prophylaxis could help blunt the spread of infection from lethal coronaviruses, as well as other serious viruses. This Phase 2a study will test this proposition in humans.

A successful Phase 2a study could also establish Ampligen as a potential prophylaxis against future viral variants and future novel respiratory viruses for which there are no current therapies. Moreover, an Ampligen prophylaxis could potentially benefit vulnerable populations who are at increased risk of transmission due to their environments, such as hospital workers; people on cruise, cargo or military ships; people on commercial airplanes; and service personnel in close quarters on military installations.

AIM and ME/CFS

AIM and ME/CFS

- Over 500 patients with ME/CFS have been treated in clinical trials evaluating the activity and safety of Ampligen. These safety data show Ampligen to be generally well-tolerated.

- Based upon Phase 2 and 3 clinical trial data, AIM **received commercial approval for Ampligen** in the treatment of severe ME/CFS in Argentina in 2016.

- In a *PLOS ONE* journal article published October 29, 2020, AIM researchers found that Ampligen substantially improved physical performance in a subset of ME/CFS patients with earlier disease (2-8 years).

  - The majority of these patients (51.2%) improved exercise duration by 25% or more.

  - **At least a two-fold increase in exercise response** to Ampligen was seen with regard to both exercise duration and vertical rise.

- We are in the final stages of preparing a proposal for the FDA for a Phase 3 confirmatory clinical trial and our response to an FDA Complete Response Letter. We hope to file the proposed protocol by the end of 2021.

Ampligen and COVID-Induced Chronic Fatigue (Long COVID or ‘Long Haulers’)

- Like the SARS coronavirus epidemic before it, COVID-19 is triggering many CFS-like cases (*JAMA* 1, 2).
- The high number of younger people contracting COVID-19 suggests considerable numbers of people in the prime of their lives may have a COVID-induced ME/CFS-like illness in their future.
- In anticipation of this grave and potentially increasing medical need, AIM has filed a provisional utility patent application for Ampligen as a potential therapy for COVID-19-induced chronic fatigue.
- An amendment to the Open-Label AMP-511 protocol has been IRB approved to treat up to 20 post-COVID-19 patients with Long COVID. Long COVID patients have been enrolled and are undergoing treatment. (ClinicalTrials.gov).

Ampligen and Post-COVID-19 Cognitive Dysfunction (PCCD)

- In August 2021, AIM filed a provisional patent application for Ampligen as both an intranasal and an intravenous therapy for Post-COVID-19 Cognitive Dysfunction (PCCD)
  - The people suffering from PCCD, including children and young adults, are afflicted with **severe difficulties in concentrating, can experience serious memory problems and inability to live an active lifestyle, unable to work, and even unable to perform everyday tasks.**
- Patients with symptoms of PCCD are being treated with Ampligen in the ongoing AMP-511 Early Access Program with initial data suggesting that Ampligen may improve cognitive function among patients with PCCD
- In September 2021, AIM submitted a Pre-IND to the U.S. FDA for a Phase 2 clinical study of Ampligen as a potential therapy for PCCD
  - This will be a Phase 2, two-arm, randomized, double blind, placebo controlled, multicenter study to evaluate the efficacy and safety of Ampligen in patients experiencing PCCD.
  - Eighty subjects are planned to be randomized 1:1 to receive twice weekly infusions of Ampligen or placebo for a period of 12 weeks.

    (Amarex Clinical Research, an NSF International company, is managing the FDA submission and will manage the clinical trial)




AIM
ImmunoTech
Immunology for a better

Manufacturing

AIM's corporate headquarters is in Ocala, Fla. The Company also owns and operates a 30,000-sq.-ft. facility in New Brunswick, N.J., and is in the process of updating the manufacturing and laboratory suites with state-of-the-art, mobile-ready equipment that can be used either there or in future alternate space.

AIM's current production plan is to shift to the utilization of Contract Manufacturing Organizations (CMO), while maintaining on-site teams for QC, QA, R&D bench and small-batch manufacturing. For example, in December 2020, AIM added Pharmaceutics International Inc. as a "Fill & Finish" provider to enhance our capacity to produce Ampligen. We have also added PolySciences as a CMO for the production of our polymer. This addition amplifies our manufacturing capability by providing redundancy and cost savings. The contracts augment our existing fill and finish capacity to not only meet current production needs, but also to lay the groundwork for potential future needs.

These efforts and more will enable us to maintain control of all production, whether in-house or at a CMO.



Regulatory Agenda

AIM has engaged the government affairs expertise of Buchanan Ingersoll & Rooney PC to execute the company's regulatory initiatives.

We are working closely with U.S. Senate offices in New Jersey and Florida on the possibility of appropriation requests for federal grants. Our team will be focused on this throughout the next few months.

We are also working with U.S. Congressional offices to raise the profile of Ampligen in the eyes of the U.S. National Institutes of Health. The Biden Administration has announced plans to invest $3 billion in the development of antivirals for the early treatment of COVID, and we are working to get AIM and Ampligen into that NIH pipeline.



Intellectual Property Portfolio – Market Exclusivity

- AIM holds 44 patents worldwide, with 35 additional pending patent applications underway.

- Ampligen has been granted what is referred to as "orphan drug status" (ODD) for a variety of disorders in the U.S. and Europe. ODD status grants protection against potential subsequent approval of other versions of the drug for these uses for a period of 7 years following FDA approval of Ampligen for each of these designated diseases and 10 years following EMA approval.

- These designations are granted only after a thorough review/analysis of a drug's record of efficacy and safety.

  - U.S. - Pancreatic Cancer, Melanoma, ME/CFS, Renal Cell Carcinoma, AIDS

  - Europe - Pancreatic Cancer, Ebola

- Additionally, AIM is working diligently on patent applications related to our ever-evolving and -improving manufacturing processes for both Ampligen and Alferon, as well as important areas of development related to expanding our utility patent portfolio.

Executive Management Team

- **Thomas K. Equels, M.S., J.D. / Chief Executive Officer** - Equels was named Chief Executive Officer in February 2016 and has served as President since August 2015. Equels' successful legal career included extensive experience in the pharma sector. He has over the years served as a court-appointed receiver turning around businesses in a number of different fields. Equels received his J.D. with high honors from Florida State University. He is also a summa cum laude graduate (Bachelor of Science) of Troy University and obtained his Master of Science Degree from Troy. Equels is also a highly decorated combat aviator, twice awarded the Distinguished Flying Cross, awarded the Purple Heart, the Bronze Star and 15 Air Medals, including three for extraordinary valor. In 2012 he was knighted by Pope Benedict as a knight of the Papal States. Equels received the BioFlorida Weaver H. Gaines Entrepreneur of the Year for 2020. In August 2021, Equels was appointed to the Board of Directors of BioFlorida Inc., Florida's leading life sciences industry association.

- **David R. Strayer, M.D. / Chief Scientific & Medical Officer** - Dr. Strayer was appointed Chief Scientific Officer in February 2016 and has served as our Medical Director since 1986. Dr. Strayer is Board Certified in Medical Oncology and Internal Medicine with research interests in the fields of cancer and immune system disorders. He has served as principal investigator in studies funded by the Leukemia Society of America, the American Cancer Society, and the National Institutes of Health. Dr. Strayer attended the School of Medicine at the University of California at Los Angeles where he received his M.D. in 1972. Dr. Strayer, based upon this experience, is the foremost medical expert on Ampligen in the world.

- **Peter W. Rodino III, J.D. / Chief Operating Officer, Executive Director for Governmental Relations, General Counsel, Secretary** - Rodino was named COO in October 2019. He was also named Executive Director for Governmental Relations and General Counsel in October 2016 and Secretary of the Company in November 2016. In addition to being President of Rodino Consulting LLC and managing partner at several law firms during his many years as a practicing attorney, he served as Chairman and CEO of Crossroads Health Plan, the first major Health Maintenance Organization in New Jersey. He also has experience as an investment executive in the securities industry.

- **Ellen Lintal / Chief Financial Officer** - Lintal was named AIM's CFO in September 2019, having joined the company in 2018 as SVP of Finance and Control. Lintal served for several years as CFO and SVP of Finance & Control for the Wild Turkey Federation, an international non-profit organization. She has public accounting experience at Corning Inc, Carlisle Companies and AGY, where she led the organizational focus on financial management, strategic planning and mergers and acquisitions. She was also the CFO for Omega One Communications, a joint venture of Corning Inc.


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Financial and Investment Highlights

- Careful cash utilization has the Company well positioned to maintain business health and fund future growth
- A strong financial balance sheet and a record of executing effective fiscal strategies
- A diverse investor base
- A clear strategy to utilize cash resources to plan and execute AIM-sponsored clinical trials



Key Statistics

NYSE American: AIM

Share Price (6/30/21)

- $2.16

Shares Outstanding (6/30/21)

- 47.8 M

Market Cap (6/30/21)

- $103.2 M

Cash, Cash Equivalents & Marketable Securities (6/30/21)

- $57.3 M